Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 5 to Form F-1 of our report dated July 25, 2022, except for Notes 1, 11, 17 and 18 which are dated on September 9, 2022; Notes 5 and 6 which are dated on October 31, 2022, with respect to our audits of the consolidated financial statements of Shengfeng Development Limited for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, and part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 6, 2023